CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 19, 2000, relating to the financial statements and financial highlights which appear in the March 31, 2000 Annual Reports to Shareholders of each of the funds constituting Nations Institutional Reserves, which are also incorporated by reference into the Registration Statement. We also consent to the incorporation by reference of our reports dated May 19, 2000, relating to the financial statements and supplementary data of certain portfolios of Nations Master Investment Trust also contained in such Annual Reports. We also consent to the references to us under the headings "Independent Accountants and Reports" and "Financial Highlights" in such Registration Statement.



PricewaterhouseCoopers LLP
New York, New York
July 27, 2000